Exhibit 99.1

NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow PR08-158
Vice President and
Chief Financial Officer
(806) 677-1422
www.gohastings.com
Hastings Entertainment, Inc. Announces Third Quarter Results
Lower Third Quarter Revenues Results in Lowered Guidance for Full Fiscal Year
AMARILLO, Texas, November 17, 2008—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three and nine months ended October 31, 2008. Net loss was approximately $3.7 million, or $0.36 per diluted share, for the third quarter of fiscal 2008 compared to net income of approximately $0.1 million, or $0.01 per diluted share, for the third quarter of fiscal 2007. Net loss for the third quarter included a non-recurring charge of $0.4 million related to prior years’ depreciation expense and income tax expense of $0.7 million related to an Internal Revenue Service audit of the Company’s previously filed federal tax returns. Net loss was approximately $7,000 or $0.00 per diluted share, for the nine months ended October 31, 2008 compared to net income of $4.4 million, or $0.40 per diluted share for the same period in the prior year. Net income for the nine months ended October 31, 2007 includes a discrete tax benefit reducing income tax expense by approximately $0.9 million, or $0.08 per diluted share for the nine months ended October 31, 2007, related to a favorable settlement of a prior year’s state tax liability.
“Beginning with September, changes in consumer spending have created the most difficult retail environment we have ever seen,” said Chief Executive Officer John Marmaduke. “In an effort to drive sales without the benefit of significant video releases, we were highly promotional during the month of October. Obviously we are concerned about the fourth quarter in light of the current economic climate. However, we believe consumers will entertain themselves with books, videos, video games and trend products, and we strongly believe that the unique value proposition of our store model (BUY SELL TRADE or RENT a vast array of products at relatively low price points) gives us a competitive advantage in the gift giving season and beyond. Additionally, we have an excellent credit facility with Bank of America in the amount of $100 million, which does not expire until August 2011 and provides us with sufficient working capital for the foreseeable future.”
Financial Results for the Third Quarter of Fiscal Year 2008
Revenues. Total revenues for the third quarter decreased approximately $8.0 million, or 6.5%, to $114.3 million compared to $122.3 million for the third quarter of fiscal 2007. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended October 31,
	2008		2007
		Percent of		Percent of	(Decrease)
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$95,991	84.0%	$101,407	82.9%	$(5,416)	-5.3%
Rental revenue	18,277	16.0%	20,868	17.1%	(2,591)	-12.4%

Total revenues	$114,268	100.0%	$122,275	100.0%	$(8,007)	-6.5%

Comparable-store revenues (“Comp”):
Total	-6.5%
Merchandise	-5.1%
Rental	-13.3%
Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended October 31,
	2008	2007
Trends	21.7%	22.8%
Consumables	13.1%	-0.1%
Electronics	12.7%	30.8%
Hardback Café	7.9%	9.7%
Books	1.0%	2.5%
Movies	-5.0%	7.6%
Video Games	-14.8%	34.0%
Music	-19.5%	-14.8%
Trends Comps increased 21.7% for the quarter driven by strong sales of Webkinz plush products, as well as increased sales of action figures, apparel (including sports apparel, hats and bags), seasonal merchandise for Halloween, and posters. Electronics Comps increased 12.7% for the quarter, due to strong sales of digital converter boxes, as well as increased sales of third-party gift cards. Books Comps increased 1.0% for the quarter, due to strong sales of new trade paperback as well as used trade paperback and used hardbacks, partially offset by lower sales of periodicals. Movie Comps decreased 5.0% for the period primarily due to an unusually limited slate of releases during the third quarter. Video Game Comps decreased 14.8% for the quarter primarily due to lower sales of new video games and video game consoles, partially offset by increased sales of used video games. The decrease in sales of new video games this quarter is primarily due to the release of XBOX 360 title Halo 3 during the third quarter of fiscal 2007, with no comparable title released in fiscal 2008. Music Comps decreased 19.5% for the quarter resulting from a continued industry decline, as well as our de-emphasis on the category through the reduction of the retail space dedicated to music in twenty-nine stores, which were reformatted during the first nine months of fiscal 2008. Merchandise Comps, excluding the sale of music, decreased 1.2%.
Rental Comps decreased 13.3% from the same period last year, primarily as a result of an unusually limited slate of titles released during the third quarter as well as a strong following of viewers for the Olympics during the period, coverage of the 2008 political conventions, and media coverage of the current crisis in the economy and financial markets. Rental Game Comps increased 15.0% for the period while Rental Movie Comps decreased 16.6%. The combined sales and rental of movies and video games resulted in a Comp decrease of 10.0%.
Gross Profit — Merchandise. For the third quarter, total merchandise gross profit dollars decreased approximately $1.8 million, or 5.8%, to $29.2 million from $31.0 million for the same period last year, directly as a result of lower merchandise revenues. As a percentage of total merchandise revenue, merchandise gross profit remained flat at 30.5% for the quarter as compared to the same period in the prior year.

Gross Profit — Rental. For the third quarter, total rental gross profit dollars decreased approximately $1.4 million, or 10.4%, to $12.0 million from $13.4 million for the same period in the prior year primarily due to lower rental revenues. As a percentage of total rental revenue, rental gross profit increased to 65.8% for the quarter compared to 64.4% for the same period in the prior year, resulting primarily from lower units purchased for the quarter as compared to the same period in the prior year.
Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 40.1% for the third quarter compared to 35.7% for the same quarter in the prior year. SG&A increased approximately $2.3 million during the quarter, or 5.3%, to $45.9 million compared to $43.6 million for the same quarter last year, primarily as a result of additional costs associated with the operation of new, expanded, and relocated stores as well as increased health insurance costs, store utility costs, and advertising expense.
Interest Expense. For the third quarter, interest expense decreased approximately $0.1 million, or 14.3%, to $0.6 million, compared to $0.7 million during fiscal 2007 resulting primarily from lower interest rates. The average rate of interest charged for the quarter decreased to 4.08% compared to 6.55% for the same period in the prior year.
Income Tax Expense. During the quarter, the Company recorded a tax charge of approximately $0.7 million related to an Internal Revenue Service audit of the Company’s previously filed federal tax returns. During the three months ended October 31, 2007, no related tax charges occurred.
Financial Results for the Nine Months Ended October 31, 2008
Revenues. Total revenues for the first nine months of fiscal 2008 decreased approximately $4.3 million, or 1.1%, to $371.9 million compared to $376.2 million for the same period in the prior year. The following is a summary of our revenue results (dollars in thousands):

	Nine Months Ended October 31,
	2008		2007
		Percent of		Percent of	(Decrease)
	Revenues	Total	Revenues	Total	Dollar	Percent
Merchandise revenue	$308,168	82.9%	$310,742	82.6%	$(2,574)	-0.8%
Rental revenue	63,702	17.1%	65,450	17.4%	(1,748)	-2.7%

Total revenues	$371,870	100.0%	$376,192	100.0%	$(4,322)	-1.1%

Comparable-store revenues (“Comp”):
Total	-0.5%
Merchandise	-0.2%
Rental	-2.3%
Below is a summary of the Comp results for our major merchandise categories:

	Nine Months Ended October 31,
	2008	2007
Trends	23.1%	8.0%
Electronics	22.0%	26.4%
Consumables	12.0%	2.0%
Hard Back Café	9.5%	9.4%
Video Games	5.4%	12.7%
Books	1.6%	2.7%
Movies	0.3%	7.5%
Music	-15.7%	-13.9%

Trends Comps increased 23.1% for the nine months ended October 31, 2008, primarily due to strong sales of Webkinz plush products, as well as strong sales of action figures and apparel. Key drivers in the apparel category included jewelry, bags, hats, and sports apparel. Electronics Comps increased 22.0% primarily as a result of strong sales of refurbished iPods, MP3 players and related accessories, as well as increased sales of third party gift cards. Video Game Comps increased 5.4% for the period as a result of increased sales of new and used video games, partially offset by lower video game console sales. Books Comps increased 1.6% for the period as a result of strong sales of new trade paperback books, used hardback books and used trade paperback books, partially offset by lower sales of new hardback books. Movie Comps increased 0.3% for the nine month period primarily due to increased sales of used DVDs, partially offset by lower sales of new DVDs. Music Comps decreased 15.7% for the period resulting from continued industry decline, as well as our de-emphasis on the category through the reduction of the retail space dedicated to music in twenty-nine stores, which were reformatted during the first nine months of fiscal 2008. Merchandise Comps, excluding the sales of Music, increased 4.2% for the nine months ended October 31, 2008.
Rental Comps decreased 2.3% from the same period last year primarily as a result of a decrease in DVD rentals, partially offset by increases in video games and Blu-ray movie format rentals. Rental Comps were impacted by an unusually limited slate of titles released during the third quarter as well as a strong following of viewers for the Olympics, coverage of the 2008 political conventions, and media coverage of the current crisis in the economy and financial markets. Rental Video Game Comps increased 15.8% for the period while Rental Video Comps decreased 5.8%. The combined sales and rental of movies and video games resulted in a Comp increase of 0.4%.
Fiscal 2008 is a leap year which includes an extra day of sales in February. Excluding this extra day of sales, merchandise Comps would have decreased 0.7% for the nine months ended October 31, 2008 and rental Comps would have decreased 2.9% for the same period.
Gross Profit — Merchandise. For the current nine months, total merchandise gross profit dollars remained constant at $94.3 million compared to the same period in the prior year. Lower merchandise revenues were offset by higher margin rates. As a percentage of total merchandise revenues, merchandise gross profit increased to 30.6% for the nine months ended October 31, 2008, from 30.4% for the same period in the prior year.
Gross Profit — Rental. For the current nine months, total rental gross profit dollars decreased approximately $1.5 million, or 3.5%, to $41.9 million from $43.4 million for the same period last year, primarily due to lower rental revenues. As a percentage of total rental revenues, rental gross profit decreased to 65.8% for the nine months ended October 31, 2008, compared to 66.4% for the same period in the prior year.
Selling, General and Administrative expenses (“SG&A”). SG&A increased approximately $4.1 million, or 3.2%, to $133.9 million for the nine months ended October 31, 2008, compared to $129.8 million for the same period in the prior year, primarily due to increased store labor costs and health insurance costs, as well as additional costs associated with the operation of new, expanded, and relocated stores and increased store utility costs. As a percentage of total revenues, SG&A increased to 36.0% for the nine months ended October 31, 2008, compared to 34.5% for the same period last year.
Interest Expense. For the nine months ended October 31, 2008, interest expense decreased approximately $0.8 million, or 34.8%, to $1.5 million, compared to $2.3 million during fiscal 2007 resulting primarily from lower interest rates. The average rate of interest charged for the nine months ended October 31, 2008 decreased to 4.26% compared to 6.73% for the same period in the prior year.
Income Tax Expense. During the third quarter of fiscal 2008, the Company recorded a tax charge of approximately $0.7 million related to an Internal Revenue Service audit of previously filed federal tax returns. During the nine months ended October 31, 2007, the Company recognized a discrete tax benefit in the amount of $0.9 million related to a favorable settlement of a prior year’s state tax liability. During the nine months ended October 31, 2008, no related tax settlements occurred.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. Since that time, the Board of Directors has approved increases in the program in the amounts of $2.5 million on April 4, 2005; $5.0 million on March 15, 2006; $2.5 million on October 3, 2006; and $7.5 million on November 20, 2007. During the third quarter of fiscal 2008, we purchased a total of 154,977 shares of common stock at a cost of $807,753, or $5.21 per share. As of October 31, 2008, a total of 3,179,649 shares had been repurchased under the program at a cost of approximately $21.1 million, for an average cost of approximately $6.65 per share. As of October 31, 2008, approximately $1.4 million remains available under the stock repurchase program.
Store Activity
Since August 18, 2008, which was the last date we reported store activity, we have had the following store activity:
•	New store opened in Lubbock, Texas on September 11, 2008. This store is one of three stores in the Lubbock market.
Fiscal Year 2008 Guidance
“In light of the current financial crisis and the impact it is having on consumer spending, along with the financial results for the third quarter, we are lowering our guidance of net earnings per diluted share to a range of $0.50 to $0.55 for the full fiscal year ending January 31, 2009,” said Dan Crow, Vice President and Chief Financial Officer. “Although we are encouraged by the expected quantity and the quality of new release movies and games, we are now estimating our fourth quarter comp revenues to drop in the low to mid single digits which compares to our original estimate of an increase in the mid single digits.
Safe Harbor Statement
This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores ; and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, as well as trends merchandise,

with the rental of videos and video games in a superstore format. We currently operate 153 superstores, averaging approximately 20,000 square feet, primarily in medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	October 31,	October 31,	January 31,
	2008	2007	2008
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$4,228	$3,709	$3,982
Merchandise inventories, net	188,469	178,764	171,557
Deferred income taxes	9,846	2,903	3,441
Prepaid expenses and other current assets	11,041	11,466	11,042

Total current assets	213,584	196,842	190,022

Rental assets, net	15,200	14,545	13,236
Property and equipment, net	57,381	53,567	52,572
Deferred income taxes	3,090	2,437	2,756
Intangible assets, net	391	392	391
Other assets	847	261	1,244

Total assets	$290,493	$268,044	$260,221

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$90,558	$88,909	$76,364
Accrued expenses and other liabilities	38,040	33,032	36,675

Total current liabilities	128,598	121,941	113,039

Long-term debt, excluding current maturities	58,914	43,815	40,616
Other liabilities	4,601	4,442	4,758

Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,587	36,833	37,125
Retained earnings	75,885	70,074	75,892
Accumulated other comprehensive (loss) income	(55)	14	(15)
Treasury stock, at cost	(14,156)	(9,194)	(11,313)

Total shareholders’ equity	98,380	97,846	101,808

Total liabilities and shareholders’ equity	$290,493	$268,044	$260,221

Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Merchandise revenue	$95,991	$101,407	$308,168	$310,742
Rental revenue	18,277	20,868	63,702	65,450

Total revenues	114,268	122,275	371,870	376,192

Merchandise cost of revenue	66,748	70,434	213,893	216,417
Rental cost of revenue	6,249	7,433	21,806	22,019

Total cost of revenues	72,997	77,867	235,699	238,436

Gross profit	41,271	44,408	136,171	137,756

Selling, general and administrative expenses	45,860	43,591	133,902	129,797
Pre-opening expenses	98	5	111	5

Operating (loss) income	(4,687)	812	2,158	7,954

Other income (expense):
Interest expense	(561)	(733)	(1,488)	(2,270)
Other, net	117	32	159	85

(Loss) income before income taxes	(5,131)	111	829	5,769

Income tax expense (benefit)	(1,475)	38	836	1,343

Net (loss) income	$(3,656)	$73	$(7)	$4,426

Basic (loss) income per share	$(0.36)	$0.01	$(0.00)	$0.41

Diluted (loss) income per share	$(0.36)	$0.01	$(0.00)	$0.40

Weighted-average common shares outstanding:
Basic	10,114	10,747	10,241	10,889
Dilutive effect of stock awards	—	261	—	230

Diluted	10,114	11,008	10,241	11,119

Consolidated Statements of Cash Flows
(Dollars in thousands)

	For the Nine Months Ended October 31,
	2008	2007
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net (loss) income	$(7)	$4,426
Adjustments to reconcile net (loss) income to net cash provided by operations:
Rental asset depreciation expense	10,060	8,909
Purchases of rental assets	(21,284)	(19,488)
Property and equipment depreciation expense	15,018	14,579
Amortization expense	—	19
Deferred income taxes	(6,739)	316
Loss on rental assets lost, stolen and defective	874	849
Loss on disposal of other assets	730	430
Non-cash stock-based compensation	48	147
Changes in operating assets and liabilities:
Merchandise inventories	(8,524)	(4,374)
Other current assets	1	(833)
Trade accounts payable	15,991	15,301
Accrued expenses and other liabilities	1,497	(4,985)
Excess tax benefit from stock option exercises	(132)	—
Other assets and liabilities, net	200	133

Net cash provided by operating activities	7,733	15,429

Cash flows from investing activities:
Purchases of property, equipment and improvements	(20,559)	(11,150)

Net cash used in investing activities	(20,559)	(11,150)

Cash flows from financing activities:
Net borrowings under revolving credit facility	18,298	1,893
Purchase of treasury stock	(3,887)	(3,920)
Change in cash overdraft	(1,797)	(2,910)
Proceeds from exercise of stock options	326	530
Excess tax benefit from stock option exercises	132	—

Net cash provided by (used in) financing activities	13,072	(4,407)

Net (decrease) increase in cash	246	(128)

Cash at beginning of period	3,982	3,837

Cash at end of period	$4,228	$3,709

Balance Sheet and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	October 31,	October 31,
	2008	2007
Merchandise inventories, net	$188,469	$178,764
Inventory turns, trailing 12 months (B)	1.65	1.74

Long-term debt	$58,914	$43,815
Long-term debt to total capitalization (C)	37.5%	30.9%

Book value (D)	$98,380	$97,846

Book value per share (E)	$9.37	$8.80

Price to Earnings Ratio, trailing 12 months (F)	8.5	10.5

	Three Months Ended October 31,		Nine Months Ended October 31,
	2008	2007	2008	2007
Comparable-store revenues (G):
Total	-6.5%	2.8%	-0.5%	0.3%
Merchandise	-5.1%	3.8%	-0.2%	1.3%
Rental	-13.3%	-1.4%	-2.3%	-6.6%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the nine month period.

(F)	Defined as closing market value of the Company’s common stock on the last day of the period divided by fully diluted earnings per share for the period’s trailing twelve months.

(G)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet are included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.